CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-11752 and 811-5021) of our report dated May 26, 2015 on the financial statements and financial highlights of Dreyfus Short-Intermediate Municipal Bond Fund (the sole series comprising Dreyfus Premier Short-Intermediate Municipal Bond Fund) included in the Fund’s annual report for the fiscal year ended March 31, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

July 27, 2015